Exhibit 11.4

CONSENT OF DIRECTOR NOMINEE

I hereby consent to use of my name as a nominee for Director of Mota Group, Inc. where it appears in this Offering Statement on Form 1-A, including the offering circular constituting a part thereof, and any amendments thereto.

Dated: January 15, 2018

___________________________

Marjorie Bailey